                                                                    EXHIBIT 2.11

                            ASSET PURCHASE AGREEMENT
                            ------------------------

                  THIS ASSET PURCHASE AGREEMENT (the "Agreement"), is made this 15th day of December 1998, by and between Scribers, Inc., a Delaware corporation ("Buyer"), The Scribers, Inc., a Michigan corporation (the "Seller"), and the stockholders of the Seller set forth on the signature page hereto
("Stockholders").

                              W I T N E S S E T H :
                              - - - - - - - - - - -

                  WHEREAS, the Seller is principally engaged in the teleservices business (the "Business") and is the end user subscriber for certain toll free telephone numbers listed on Schedule 2.1(q) hereto (the "Toll Free Telephone Numbers");

                  WHEREAS, the Seller desires to sell to Buyer, and Buyer desires to purchase from the Seller the Business and substantially all of its assets and operations subject to certain liabilities, all in the manner and subject to the terms and conditions hereinafter set forth; and

                  WHEREAS, the Stockholders, as holders of not less than seventy seven (77%) percent of the issued and outstanding shares of capital stock of the Seller have authorized and approved such sale.

                  NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, the parties hereby agree as follows:

                  1. TERMS OF ACQUISITION.

                  1.1 PURCHASE AND SALE OF ASSETS. Subject to the terms and conditions of this Agreement, on the Closing Date (as defined in Section 1.6 below), the Seller shall, and the Stockholders shall cause the Seller to, sell, transfer, convey, assign and deliver ("Transfer") to Buyer, and Buyer shall purchase, acquire and accept from the Seller, all of the Seller's rights, properties, assets, contracts, leases and businesses of every kind, character and description, whether tangible or intangible, real, personal or mixed, accrued, contingent or otherwise, and wherever located, less and except the Excluded Assets (as defined in Section 1.2 below) (after giving effect to the exclusion of the Excluded Assets, such assets are hereinafter collectively referred to as the "Transferred Assets"), free and clear of all liens, claims and encumbrances, including, without limitation:

                           (a) all cash and cash equivalents;

                           (b) all machinery, equipment, furniture, office
equipment, telephone equipment, computers and computer equipment, spare parts, supplies, tools and vehicles;

                           (c) all of the Seller's right, title and interest in
and to any income and payments due the Seller, including, without limitation, all accounts and accounts receivable whether or not reflected on the Seller's books and records;

---------------
In this Exhibit, "[***]" represents material omitted from this Exhibit and filed separately with the Securities and Exchange Commission and for which Confidential Treatment has been requested.

          (d) all letters of credit, leases of real and personal property, rental agreements, commitments, insurance policies, purchase orders, sales orders, service agreements, maintenance agreements, distribution agreements, supply agreements and all other contracts, agreements and understandings, whether written or oral (including, without limitation, the contracts and agreements listed on Schedule 2.1(v) hereto and contracts and agreements of Seller not required to be listed thereon pursuant to Section 2.1(v) hereof (collectively, the "Assumed Contracts") but excluding those contracts and agreements listed thereon as excluded contracts (collectively, the "Excluded Contracts")), and all rights, claims and causes of action thereunder, whether pending or inchoate;

          (e) all prepaid assets and all deposits, refunds, rebates and other rights to payment relating to the Transferred Assets or Assumed Liabilities (as defined in Section 1.3 below);

          (f) all intangible assets (including, without limitation, all issued and applied for patents, trademarks, copyrights, trade names, trade secrets, service marks, customer lists, relationships and arrangements with customers, covenants not to compete, authors, designers and suppliers, inventions, formulae, processes and permits, computer software and source code, and all licenses, agreements and applications with respect to any of the foregoing, any goodwill associated with any of the foregoing, and all claims and causes of action relating to any of the foregoing, including claims and causes of action for past infringement) arising from or utilized in the operations of the Business, including the named "Scribers" and "TSI" and all derivations thereof;

          (g) to the extent transferable, all licenses, authorizations and permits issued by any governmental agency relating to the Business or the Transferred Assets, and all applications therefor pending; and

          (h) all books, records and files relating to the Business and the Transferred Assets and the operations thereof for all periods ending on or before the Closing Date, but excluding such items which relate to the Excluded Assets or the liabilities of the Seller not assumed by Buyer.

     1.2 EXCLUDED ASSETS. Notwithstanding anything in Section 1.1 to the contrary, the Seller shall retain all of its right, title and interest in and to all of, and shall not Transfer to Buyer any of, the following assets, rights and properties (the "Excluded Assets"):

          (a) the real property located at 16280 National Parkway, Lansing, Michigan 48906 (the "Lansing Property") including, the generator affixed to the Lansing Property;

          (b) the Excluded Contracts and all rights, claims and causes of action thereunder, whether pending or inchoate;

          (c) equipment of the Seller located at the home of its Chief Financial Officer which, in the aggregate, had an original cost of less than $8,000;

          (d) any proceeds and any other consideration paid or payable in accordance with this Agreement and all rights of the Seller under this Agreement or any agreement or instrument executed pursuant hereto or thereto, including, without limitation, the Seller's right to enforce Buyer's representations, warranties and covenants hereunder and the obligations of Buyer to pay, perform or discharge the Assumed Liabilities; and

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

          (e) all minute books, stock books and similar corporate records of the Seller.

     1.3 ASSUMPTION OF LIABILITIES. Subject to the terms and conditions of this Agreement, on the Closing Date, Buyer shall assume and agree to pay, perform and discharge when due only the following liabilities and obligations of the Seller (the "Assumed Liabilities") and no others:

          (a) liabilities and obligations of the Seller in respect of (i) accounts payable and accrued expenses, (ii) accrued salaries and payroll taxes for the then current payroll period and (iii) capitalized lease obligations arising under the Assumed Contracts which, pursuant to generally accepted accounting principles applied consistently with the preparation of the 1997 Financial Statements (as defined in Section 2.1(f) hereof), would be required to be, and are, set forth in the Interim Balance Sheet (as defined in Section 2.1(f) hereof) and liabilities of the type described in clauses (i) and (ii) above incurred by the Seller since September 30, 1998 for goods and services received by the Business in the ordinary course (exclusive of any such liabilities in respect of personal expenses of the stockholders of the Company since the date thereof) to the extent, and only to the extent, reflected on the Buyer's Closing Date Statement (as defined in Section 1.7(a) hereto) provided, however, that, notwithstanding the foregoing, in no event shall (A) the sum of
(i), (ii) and (iii) above exceed, in the aggregate, the sum of [******] PLUS any Adjustment Amount payable pursuant to Section 1.7(c)(ii) hereof and (B) the sum of (i) and (ii) above exceed the sum of the amount of Seller's accounts receivable as of the Closing Date which are good and collectible within ninety
(90) days of the Closing Date (the "Good Closing Receivables") as set forth in Buyer's Closing Date Statement (as defined in Section 1.7(a) hereof) PLUS any Adjustment Amount payable pursuant to Section 1.7(c)(iii) hereof; and

          (b) obligations of the Seller for performance after the Closing Date under the Assumed Contracts.

     1.4 EXCLUDED LIABILITIES. "Excluded Liabilities" shall mean, and Buyer shall not assume and shall have no liability for, any liabilities or obligations of the Seller not specifically set forth in Section 1.3 above, including, without limitation, the following:

          (a) any liability or obligation in connection with the Lansing Property, including, without limitation, the mortgage on such property;

          (b) any liability or obligation arising under, out of or in connection with the Excluded Contracts;

          (c) any liability or obligation of the Seller for any Federal, state, local or foreign income, capital gains or franchise taxes or taxes on capital (including, without limitation, any deferred income tax liability and any penalties and interest thereon);

          (d) any liability or obligation for expenses incurred by, or for claims made against, the Seller in connection with or resulting from or attributable to this Agreement or the transactions contemplated hereby, if any;

          (e) any liability or obligation for any investment banking, brokerage or similar charge or commission, or any attorneys' or accountants' fees and expenses, payable or incurred by the Seller in connection with the preparation, negotiation, execution or delivery of this Agreement or the transactions contemplated hereby;



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

          (f) any liability or obligation of the Seller to Buyer arising out of any misrepresentation or breach of any warranty of the Seller contained in this Agreement or any of the schedules or exhibits hereto or in any certificate, agreement, instrument or other document delivered pursuant hereto or out of the failure of the Seller to perform any of its agreements or covenants contained herein or therein or to perform or satisfy any of the Excluded Liabilities;

          (g) any liability or obligation to or in respect of employees including, without limitation, liabilities and obligations in respect of compensation and severance (including, without limitation, severance obligations arising as a result of the transactions contemplated hereby) and any liability or obligation under any employee pension, benefit or other plan other than accrued payroll and payroll taxes for the normal payroll period in which the Closing occurs;

          (h) any liability or obligation for or in respect of indebtedness of the Seller for borrowed money (excluding capitalized lease obligations arising under the Assumed Contracts); but including, without limitation, the mortgage on the Lansing property described on Schedule 2.1(n) hereto;

          (i) any liability or obligation of Seller, which would cause any Assumed Liabilities to exceed the limitations therefor set forth in section 1.3(a) hereof, except obligations described in Section 1.3(b) above; and

          (j) any liability or obligation arising from or relating to the operation of the Business on or prior to the Closing Date to the extent not specifically set forth in Section 1.3(a) or (b) above.

          The Seller shall remain fully liable for, and shall promptly pay or perform when due, the Excluded Liabilities.

     1.5 PURCHASE PRICE. As the purchase price for all of the Transferred Assets (the "Purchase Price"), Buyer shall pay in cash by wire transfer of immediately available funds, (i) [******] at Closing to an account of the Seller designated in writing by the Seller prior to Closing; and (ii) [******] (the "Contingent Amount") to the account of BankBoston, as escrow agent ("Escrow Agent") designated in the escrow agreement annexed hereto as Exhibit A (as the same may be amended from time to time, the "Escrow Agreement"), to be held and disbursed by the Escrow Agent pursuant to the terms thereof and Section 1.8 below. The Purchase Price shall be subject to adjustment as provided in Section 1.7 and the Seller shall be entitled to receive from the Escrow Agent the Contingent Amount only to the extent provided in Section 1.8 hereof.

     1.6 CLOSING DATE. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Hertzog, Calamari & Gleason in New York, New York, at 10:00 A.M., December 14, 1998, or at such other place and/or on such other date and time as shall be agreed upon by Buyer and the Seller (the "Closing Date").

     1.7 PURCHASE PRICE ADJUSTMENT.

          (a) On or before March 15, 1999, Buyer shall cause KPMG Peat Marwick LLP to deliver to the Seller an audited balance sheet and related statements of income, retained earnings and cash flows of the Business (conducted, with respect to the portion of such period occurring after the Closing Date, consistently with its conduct during the prior portion of such period) for the 12-month period ended December 31, 1998 (the "1998 Financial



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Statements"), all of which financial statements shall be prepared in accordance with generally accepted accounting principles applied on a basis consistent with the preparation of the 1997 Financial Statements ("GAAP") and the rules and regulations of the Securities Exchange Commission applicable to financial reporting of public companies. Simultaneously with the delivery of the 1998 Financial Statements to the Seller, Buyer shall deliver to Seller a statement from its Chief Financial Officer which shall set forth, as of the Closing Date, the amount of the Good Closing Receivables and the amount of the liabilities of the type set forth in Sections 1.3(a)(i), (ii) and (iii) hereof ("Buyer's Closing Date Statement").

          (b) The Seller shall have ten (10) business days from delivery of the 1998 Financial Statements and Buyer's Closing Date Statement to raise any objection thereto by delivery of written notice to Buyer setting forth such objections in reasonable detail. All financial information contained therein in respect of which no such objection is so delivered within such 10-day period shall be deemed final and binding on the parties. In the event that any such objections are so delivered, Buyer and the Seller shall attempt, in good faith, to resolve such objections and, if unable to do so within ten (10) days of delivery of such objections, shall, within five (5) business days thereafter designate a nationally recognized firm of independent public accountants, mutually satisfactory to Buyer and the Seller (the "Independent Accountants"). In the event that Buyer and the Seller are unable to agree on the Independent Accountants within such 5-business day period, the Independent Accountants shall be designated jointly by the independent accountants of Buyer and the Seller within three (3) business days thereafter. The Independent Accountants shall resolve all remaining objections made by the Seller in accordance herewith within thirty (30) days from their date of designation. The determination of the Independent Accountants shall be final and binding on the parties. The fees and expenses of the Independent Accountant shall be borne by the Seller, unless the final determination of the Financial Statements shall result in a change in the Purchase Price, as adjusted, in favor of the Seller by five (5%) percent or more, in which case such fees and expenses shall be borne by Buyer.

          (c) The Purchase Price shall be reduced, based on the 1998 Financial Statements and the Buyer's Closing Date Statement, as finally determined in accordance herewith, by the following amounts ("Adjustment Amounts"):

               (i) in the event that the sum of [******] shall exceed 12-Month EBITDA (as defined below) by more than [******], the Purchase Price shall be reduced by an amount equal to [****] for each $1.00 of the entire amount of such excess (rounded down to the nearest whole dollar);

               (ii) in the event that the liabilities described in Sections 1.3(a)(i), (ii) and (iii) hereof shall exceed, as of the Closing Date, the amount of [******], the Purchase Price shall be reduced by the entire amount of such excess; and

               (iii) in the event that the liabilities described in Section 1.3(a)(i) and (ii) shall exceed, as of the Closing Date, the amount of the Good Closing Receivables, the Purchase Price shall be reduced by the entire amount of such excess.

Within three (3) business days of the final determination of the Financial Statements, the Seller shall pay to Buyer (whether or not the Adjustment Amounts shall exceed the Purchase Price) the Adjustment Amounts, by wire transfer of immediately available funds to an account designated in writing by Buyer.

          (d) For purposes hereof, (i) "12-Month EBITDA" shall mean the



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earnings of the Business for the 12-month period ended December 31, 1998, as set forth in the Financial Statements before deduction for interest, taxes, depreciation and amortization, in each case, determined in accordance with GAAP, as adjusted for non-recurring revenue, charges and adjustments set forth on
Schedule 1.7(d) with respect to non-recurring and deferred revenue, to the extent actually received on or before the Closing Date, and with respect to non-recurring charges and adjustments, to the extent actually earned or incurred on or before the Closing Date, plus an amount equal to the AT&T Adjustment, and
(ii) the "AT&T Adjustment" shall mean the excess of (A) the aggregate amount of the payments made by Seller to AT&T since April 1, 1998 under the agreement between Seller and AT&T described in Item __ of Schedule 2.1(v) hereto (as in effect on the date hereof, the "AT&T Agreement") to the extent charged against earnings in the calculation of 12-Month EBITDA over (B) the amount such payments would have been had the agreement attached as Exhibit A to Schedule 2.1(v) (the "New AT&T Agreement") been in effect on April 1, 1998.

     1.8 CONTINGENT PAYMENT.

          (a) The Contingent Payment shall be due upon the occurrence of the following events and shall be distributed to the Seller in the following amounts (if and only to the extent that such events shall occur):

               (i) at such time on or after March 31, 1999 as Cumulative 1999 EBITDA shall be an amount equal to or greater than [******], the Seller shall be entitled to receive [******] of the Contingent Payment;

               (ii) at such time on or after June 30, 1999 as Cumulative 1999 EBITDA shall be an amount equal to or greater than [******], Seller shall be entitled to receive a portion of the Contingent Payment equal to [******] less any amount earned and paid pursuant to Section 1.8(a)(i) above; and

               (iii) at such time on or after September 30, 1999 as Cumulative 1999 EBITDA shall be an amount equal to or greater than [******], Seller shall be entitled to receive a portion of the Contingent Payment equal to [******] less any amounts earned and paid pursuant to Sections 1.8(a)(i) and (ii) above.

          (b) For purposes hereof, "Cumulative 1999 EBITDA" shall mean the cumulative earnings of Buyer attributable to the Business before deduction for interest, taxes, depreciation and amortization, as set forth in Buyer's monthly unaudited consolidating financial statements for the calendar year 1999, prepared in accordance with GAAP, but, notwithstanding the foregoing, specifically excluding from any such earnings (i) any amounts received or receivable in respect of any accounts receivable, claims or other rights constituting any portion of the Transferred Assets or arising out of or in connection with this Agreement, (ii) any charge to earnings in respect of any allocated portion of the corporate overhead of Buyer's affiliates, (iii) charges to earnings in respect of payments to AT&T actually made under the AT&T Agreement to the extent in excess of the amounts which would have been payable under the New AT&T Agreement and (iv) charges to earnings in respect of payments of base salary to David Van Derveer at a rate higher than [******] per year (collectively, the "1999 Exclusions").

          (c) Promptly, but in any event within thirty (30) days after the end of each calendar month commencing in March 1999, Buyer shall determine Cumulative 1999 EBITDA through the end of each such month and shall provide to the Seller a written statement containing such calculation in reasonable detail (a "Monthly EBITDA Statement"). In the event



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that the Seller shall be entitled to a distribution of the Contingent Payment based upon any such monthly statement, Buyer shall promptly, but in any event within five (5) business days after the final determination of Cumulative 1999 EBITDA, provide written instructions to the Escrow Agent and take all actions required under the Escrow Agreement to release such amount to the Seller.

          (d) The Seller shall have ten (10) business days from delivery of each Monthly EBITDA Statement to raise any objection thereto by delivery of written notice to Buyer setting forth such objections in reasonable detail. All financial information contained therein in respect of which no such objection is so delivered within such 10-day period shall be deemed final and binding on the parties. In the event that any such objections are so delivered, Buyer and the Seller shall attempt, in good faith, to resolve such objections and, if unable to do so within ten (10) days of delivery of such objections, shall, within five
(5) business days thereafter designate Independent Accountants in accordance with the procedures set forth in Section 1.7(b) above, the fees and expenses of which shall be borne as provided in Section 1.7(b). Buyer shall provide the Seller with a reasonable opportunity to review its books and records for purposes of raising any objections with respect to the monthly EBITDA Statement.

     1.9 EARN-OUT ADJUSTMENT.

          (a) In addition to the Purchase Price payable pursuant to Section 1.5 above, Buyer shall pay an additional amount, determined as follows:

               (i) in the event that 1999 EBITDA shall be an amount equal to or greater than [******], but lower than [******], Buyer shall pay to Seller [******];

               (ii) in the event that 1999 EBITDA shall be an amount equal to or greater than [******], but lower than [******], Buyer shall pay to Seller [******]; or

               (iii) in the event that 1999 EBITDA shall be an amount equal to or greater than [******], Buyer shall pay to Seller an amount equal to the sum of (A) [******], plus (B) an amount equal to [****] for each $1.00 of 1999 EBITDA in excess of [******]; PROVIDED, HOWEVER, that such payment shall not exceed [******] in the aggregate.

          (b) For purposes hereof, "1999 EBITDA" shall mean the earnings of Buyer attributable to the Business before deduction for interest, taxes, depreciation and amortization, calculated consistently with the calculation of cumulative 1999 EBITDA, as set forth in Parent's annual, audited consolidating financial statements prepared in accordance with GAAP (the "1999 Financial Statements").

          (c) Promptly upon receipt by Buyer of the 1999 Financial Statements, Buyer shall deliver a copy thereof to the Seller, together with Buyer's written statement containing Buyer's calculation of 1999 EBITDA ("1999 EBITDA Statement") in reasonable detail. Any amount payable pursuant to Section 1.9(a) above shall be payable as directed by the Seller in writing within five (5) business days after the final determination of 1999 EBITDA.

          (d) The Seller shall have ten (10) business days from delivery of the 1999 Financial Statements and the 1999 EBITDA Statement to raise any objection thereto by delivery of written notice to Buyer setting forth such objections in reasonable detail. All financial



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information contained therein in respect of which no such objection is so delivered within such 10-day period shall be deemed final and binding on the parties. In the event that any such objections are so delivered, Buyer and the Seller shall attempt, in good faith, to resolve such objections and, if unable to do so within ten (10) days of delivery of such objections, shall, within five
(5) business days thereafter designate Independent Accountants in accordance with the procedures set forth in Section 1.7(b) above, the fees and expenses of which shall be borne as provided in Section 1.7(b).

     1.10 PURCHASE PRICE ALLOCATION. The parties acknowledge and agree that the Purchase Price shall be allocated among the Transferred Assets in accordance with Schedule 1060 of the Internal Revenue Code of 1986, as amended (the "Code") and as the parties may mutually agree in writing promptly after the final determination of the Financial Statements (the "Allocation Notice"). The parties shall not take any position for purposes of Federal, state or local income taxes respecting the allocation of the Purchase Price which is inconsistent with the allocation set forth in such Allocation Notice.

     2. REPRESENTATIONS AND WARRANTIES.

     2.1 REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller hereby represents and warrants to, and covenants and agrees with, Buyer as follows:

          (a) ORGANIZATION, GOOD STANDING AND POWER. The Seller is a corporation duly organized, validly existing and in good standing and authorized to exercise its corporate powers, rights and privileges under the laws of the State of Michigan with full corporate power and authority to own, lease and operate its properties and to carry on the Business as presently conducted by it. Schedule 2.1(a) hereto sets forth all states and other jurisdictions in which the Seller is duly qualified and in good standing to do business as a foreign corporation. There are no other states or jurisdictions in which the character and location of the properties owned or leased by it, or the conduct of the Business makes such qualification necessary. The Seller's minute books contain complete and accurate records of all meetings and other corporate actions, including, without limitation, actions by unanimous written consent of the Stockholders and board of directors of the Seller (including all committees of its board of directors).

          (b) AUTHORITY. The execution and delivery by the Seller of this Agreement and all of the agreements, schedules, exhibits, documents and instruments specifically provided for hereunder to be executed and/or delivered by it (all of the foregoing, including this Agreement, being hereinafter sometimes collectively referred to as the "Executed Agreements"), the performance by the Seller of its obligations under the Executed Agreements, and the consummation of the transactions contemplated by the Executed Agreements, have been duly and validly authorized by all necessary corporate action on the part of the Seller, and the Seller has all necessary corporate power with respect thereto. The Executed Agreements are, or when executed and delivered by the Seller shall be, the valid and binding obligations of the Seller, enforceable in accordance with their respective terms, except to the extent that enforceability may be limited by the operation of bankruptcy, insolvency or similar laws. Except as set forth in 2.1(b), neither the execution and delivery by the Seller of the Executed Agreements, nor the consummation of the transactions contemplated thereby, nor the performance by the Seller of its obligations under the Executed Agreements, shall (nor with the giving of notice or the lapse of time or both would) (i) conflict with or result in a breach of any provision of the Articles of Incorporation or By-Laws of the Seller, (ii) give rise to a default, or any right of termination, cancellation or acceleration, or otherwise result in a loss of contractual benefits to the Seller, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Seller is a party or by which it or any of its properties or assets may be



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bound, (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Seller or any of its properties or assets, (iv) result in the creation or imposition of any lien, claim, restriction, charge or encumbrance upon any of the properties or assets of the Seller, or (v) interfere with or otherwise materially and adversely affect the ability of the Buyer to carry on the Business as now conducted by Seller.

          (c) INTERESTS IN OTHER ENTITIES. Except as set forth in Schedule 2.1(c) hereto, the Seller does not (i) own, directly or indirectly, of record or beneficially, any shares of voting stock or other equity securities of any other corporation or entity, (ii) have any ownership interest, direct or indirect, of record or beneficially, in any entity, or (iii) have any obligation, direct or indirect, present or contingent, to purchase or subscribe for any interest in, advance or loan monies to, or in any way make investments in, any person or entity, or to share any profits or capital investments in other persons or entities, or both.

          (d) GOVERNMENTAL AUTHORIZATIONS; THIRD PARTY CONSENTS. Except as set forth in Schedule 2.1(d) hereto, no approval, consent, compliance, exemption, authorization or other action by, or notice to or filing with, any governmental authority or any other entity, and no lapse of a waiting period, is necessary or required to be obtained by the Seller in connection with the execution, delivery or performance by it, of this Agreement, any of the Executed Agreements or the transactions contemplated hereby.

          (e) PROJECTIONS. The Seller has delivered to Buyer a set of projections (the "Projections"), a copy of which is attached hereto as Schedule 2.1(e), which the Seller has been advised are material to Buyer in its decision to enter into this Agreement. The Projections are based on the best estimates of the Seller derived from reasonable expectations at the time the Projections were made, there being, however, no guarantee of the achievement of the Projections.

          (f) FINANCIAL STATEMENTS. The Seller has delivered to Buyer true and complete copies of its unaudited balance sheet as of December 31, 1996, and the related statements of income, retained earnings and cash flows for the year then ended (the "1996 Financial Statements"), true and complete copies of its audited balance sheet as of December 31, 1997, and the related statements of income, retained earnings and cash flows for the year ended December 31, 1997 (the "1997 Financial Statements") and true and complete copies of its unaudited balance sheet as of September 30, 1998 (the "Interim Balance Sheet"), and the related statements of income, retained earnings and cash flows for the period then ending (collectively, with the Interim Balance Sheet, the "Interim Financial Statements"). All of such financial statements, including any notes thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and fairly present the financial position of the Seller at the dates thereof and the results of its operations for the periods as indicated. The books and records of the Seller are in all material respects complete and correct, have been maintained in accordance with good business practices, and accurately reflect the basis for the financial condition and results of operations of the Seller as set forth in the financial statements referred to herein.

          (g) ABSENCE OF UNDISCLOSED LIABILITIES. The Seller does not have any liabilities, commitments or obligations, whether accrued, absolute, contingent or otherwise which have not been (i) in the case of liabilities, commitments and obligations of a type customarily reflected on the corporate balance sheet of the Seller, reflected on the Interim Balance Sheet in accordance with GAAP, incurred, consistent with past practice, in the ordinary course of business since the date of the Interim Balance Sheet and which are not material either individually or in the aggregate or (ii) in the case of all other types of liabilities and obligations, described in Schedule



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

2.1(g) hereto.

          (h) ABSENCE OF CERTAIN CHANGES. Except as and to the extent set forth in Schedule 2.1(h) hereto, since December 31, 1997, the Seller has not:

               (i) suffered any material adverse change in its working capital, condition (financial or otherwise), assets, liabilities, business, operations or prospects;

               (ii) incurred any material liabilities or obligations except items incurred in the ordinary course of business and consistent with past practice, none of which exceeds $10,000 (counting obligations or liabilities arising from one transaction or a series or similar transactions, and all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single obligation or liability), or experienced any increase in, or change in any assumption underlying or methods of calculating, any bad debt, contingency or other reserves;

               (iii) paid, discharged or satisfied any claim, liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities and obligations reflected or reserved against in the Interim Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the date of the Interim Balance Sheet;

               (iv) permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind;

               (v) written off as uncollectible any notes or accounts receivable, except for write-offs in the ordinary course of business and consistent with past practice, none of which are material;

               (vi) canceled any debts or waived or suffered to lapse any claims or rights of substantial value, or sold, transferred, or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice;

               (vii) disposed of or suffered to lapse any rights to use any Toll Free Telephone Number listed on Schedule 2.1(q) hereof, patent, trademark, trade name or copyright, or disposed of or disclosed (except as necessary in the conduct of the Business) to any person any trade secret, formula, process or know-how;

               (viii) granted any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any officer or employee, and, unless otherwise set forth in Schedule 2.1(h), no such increase is customary on a periodic basis or is required by agreement or understanding;

               (ix) made any single capital expenditure or commitment in excess of $10,000 for additions to property, plant, equipment or intangible assets or made aggregate capital expenditures and commitments in excess of $10,000 (on a consolidated basis), for additions to property, plant, equipment or intangible assets;

               (x) redeemed any shares of its capital stock or declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock;

               (xi) made any change in any method of accounting or accounting practice;

               (xii) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of its officers, directors, debtholders, stockholders or employees or any "affiliate" or "associate" of any of its officers, directors, noteholders, stockholders or employees (as such terms are defined in Rule 405 promulgated under the Securities Act and as used herein "Associate" and "Affiliate"), except for compensation to officers and employees at rates not materially exceeding the rates of compensation paid during the year ended December 31, 1997;

               (xiii) paid any amount in respect of debt for borrowed money except for regularly scheduled payments of principal and interest in accordance with the terms thereof; or

               (xiv) agreed, whether in writing or otherwise, to take any action described in this Section unless such action is specifically excepted from this Section or described in Schedule 2.1(h).

          (i) TAX MATTERS. Except as set forth in Schedule 2.1(i) hereto, the Seller has filed with the appropriate governmental agencies all Federal, state, local or foreign tax returns and reports required to be filed by it ("Returns"), has paid in full or made adequate provision for the payment of, all taxes of every nature, including, but not limited to, income, sales, franchise and withholding taxes ("Taxes"), together with interest, penalties, assessments and deficiencies owed by it (whether or not shown on any Returns), and all such Returns were correct and complete in all respects. The Seller is not currently the beneficiary of any extension of time within which to file any Returns. The Seller has previously provided Buyer with true and complete copies of all such Returns filed within the past 5 years. The provisions for income and other Taxes reflected on the Interim Balance Sheet are adequate for all accrued and unpaid taxes of the Seller as of the date of the Interim Balance Sheet, whether (i) incurred in respect of or measured by income of the Seller for any periods prior to the close of business on that date, or (ii) arising out of transactions entered into, or any state of facts existing, on or prior to that date. The provision for Taxes reflected on the books of account of the Seller is adequate for all Taxes of said entity which accrued since the date of the Interim Balance Sheet. There are no filed or other known tax liens upon any property or assets of the Seller. The Seller has not waived any statute of limitations in respect of Taxes or executed or filed with any governmental authority any agreement extending the period for the assessment or collection of any Taxes, and it is not a party to any pending or, to the Seller's best knowledge, threatened action or proceeding by any governmental authority for the assessment or collection of Taxes. To the best knowledge of the Seller, no issue has arisen in any examination of the Seller by any governmental authority that if raised with respect to any other period not so examined would, if upheld, result in a material deficiency for any other period not so examined. There is no unresolved written claim by a governmental authority in any jurisdiction where the Seller does not file Returns that the Seller is or may be subject to taxation by such jurisdiction. There has been no examination or audit with respect to Taxes with respect to any year. The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

          (j) LITIGATION. Except as set forth in Schedule 2.1(j) hereto, there are no suits or actions, or administrative, arbitration or other proceedings or governmental investigations, pending, or to the best knowledge of the Seller, threatened against or affecting, or which may affect, the Seller or any of its properties, assets or businesses or the transactions contemplated hereby. To the best knowledge of the Seller, there are no outstanding judgments, orders, stipulations, injunctions, decrees or awards against the Seller which are not satisfied.

          (k) COMPLIANCE WITH APPLICABLE LAW. The Seller is, and at all times since its formation has been in compliance in all material respects with all Federal, state, local and foreign laws, statutes, ordinances, regulations, and administrative rulings (collectively "Laws"), promulgated by any governmental or regulatory authority applicable to the Seller or to the conduct of the business or operations of the Seller or to the use of its properties and assets, including, without limitation, all environmental Laws and all Laws relating to the Toll Free Telephone Numbers. The Seller has not received, and the Seller does not know of the issuance or threatened issuance of, any notices of violation or alleged violation of any laws by the Seller. To the Seller's best knowledge, there is no pending or proposed legislation applicable to the Seller or to the conduct of business or operations of the Seller which, if enacted, could have a material adverse effect on the business, results of operations, financial position or prospects of the Seller or the value of its properties or assets

          (l) ENVIRONMENTAL MATTERS. Except as set forth on Schedule 2.1(l) hereto:

               (i) neither the Seller nor its operations or the real property owned or, to Seller's best knowledge, leased by the Seller as set forth in
Schedule 2.1(n) hereto (the "Facility") are subject to any outstanding written order, consent decree or settlement agreement with any person relating to (A) any Environmental Laws (as defined in below), (B) any Environmental Claim (as defined below), or (C) any Hazardous Materials Activity (as defined below) that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the business, results of operations, financial position or prospects of the Seller or the value of its properties or assets;

               (ii) the Seller has not received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9604) or any comparable state law;

               (iii) there are, and to the Seller's best knowledge, have been no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against the Seller or that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the business, results of operations, financial position or prospects of the Seller or the value of its properties or assets;

               (iv) neither the Seller nor, to the Seller's best knowledge, any predecessor of the Seller, has filed at any time any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at the Facility, and none of the Seller's operations involves the generation, transportation, storage, or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent; and

               (v) compliance with all current requirements pursuant to or under Environmental Laws will not, individual or in the aggregate, have a reasonable possibility of giving rise to a material adverse effect on the business, results of operations, financial position or prospects of the Seller or the value of its properties or assets.

               (vi) Notwithstanding anything in this Section 2.1(l) to the contrary, to Seller's best knowledge, no event or condition has occurred or is occurring with respect to the Seller relating to any Environmental Law, any Release (as defined in subsection (vii) below) of Hazardous Materials, or any Hazardous Material Activity, including any matter disclosed on Schedule 2.1(l), which individually or in the aggregate has had or could reasonably be expected to have a material adverse effect on the business, results of operations, financial position or prospects of the Seller or the value of its properties or assets.

               (vii) The following terms used in this Section 2.1(l) shall have the following meanings:

                    (A) "Environmental Laws" shall mean any and all statutes, ordinances, orders, rules regulations, guidance documents, judgments, governmental authorizations, or any other requirements of governmental authorities relating to (1) environmental matters, including those relating to any Hazardous Materials Activity (as defined below), (2) the generation, use, storage, transportation or disposal of Hazardous Materials (as defined below), or (3) occupational safety and health, industrial hygiene, land use or the protection of human, plant, or animal health or welfare, in any manner applicable to the Seller or the Facility, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 ET SEQ.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 ET SEQ.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 ET SEQ.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 ET SEQ.), the Clean Air Act (42 U.S.C. Section 7401 ET SEQ.), the Toxic Substances Control Act (15 U.S.C. Section 2601 ET SEQ.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Section 136 ET SEQ.), the Occupational Safety and Health Act (29 U.S.C. Section 651 ET SEQ.), the Oil Pollution Act (33 U.S.C.
Section 2701 ET SEQ.) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. Section 11001 ET SEQ.), each as amended or supplemented, any analogous state or local statutes or laws, and any regulations promulgated pursuant to the foregoing.

                    (B) "Environmental Claim" shall mean any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any governmental authority or any other person, arising (1) pursuant to or in connection with any actual or alleged violation of any Environmental Laws, (2) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity, or (3) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

                    (C) "Hazardous Materials" shall mean (1) any chemical, material or substance at any time defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous waste", "acutely hazardous waste", "radioactive waste", "biohazardous waste", "pollutant", "toxic pollutant", "contaminant", "restricted hazardous waste", "infectious waste", "toxic substances", or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or "EP toxicity" or words of similar import under any applicable Environmental Laws), (2) any oil, petroleum, petroleum fraction or petroleum derived substance, (3) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources, (4) any flammable substances or explosives,
(5) any radioactive materials, (6) any asbestos-containing materials, (7) urea formaldehyde foam insulation, (8) electrical equipment which contains oil or dielectric fluid containing polychlorinated biphenyls, (9) pesticides, and (10) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by governmental authority or which may or could pose a hazard to the health and safety of the owners, occupants or any other persons in the vicinity of the Facility or to the indoor or outdoor environment.

                    (D) "Hazardous Materials Activity" shall mean any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release (as defined below), threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

                    (E) "Release" shall mean any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or ground water.

                    (m) PERMITS. A list of all permits, approvals, licenses, certificates, franchises, authorizations, consents and orders ("Permits") necessary to the operation of the business of the Seller in the manner in which it is presently conducted is set forth on Schedule 2.1(m) hereto. All such Permits are valid and remain in full force and effect. The Seller has not engaged in any activity which would cause revocation or suspension of any such Permits and no action or proceeding looking to or contemplating the revocation or suspension of any thereof is pending or threatened. No additional Permits will be required to permit the Seller to continue the Business substantially in the manner it is presently conducted after the consummation of the transactions contemplated hereby.

                    (n) TITLE TO PROPERTIES. The Transferred Assets constitute all assets (other than the Excluded Assets) which have been used in the Business since December 31, 1997, and which are necessary for the conduct of the Business. Except as set forth in Schedule 2.1(n) hereto, the Seller does not own any real property. Except as set forth in Schedule 2.1(n) hereto, the Seller has good title to all of the properties and assets (personal and mixed, tangible and intangible) reflected on the Interim Balance Sheet or thereafter acquired or which it purports to own (except properties or assets sold or otherwise disposed of in the ordinary course of business consistent with past practice subsequent to the date of the Interim Balance Sheet which in the aggregate did not have a book value in excess of $10,000), free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except those referred to in the Interim Balance Sheet. All leases listed in Schedule 2.1(n) are valid, binding and enforceable in accordance with their terms, and are in full force and effect, except to the extent that enforceability may be limited by the operation of bankruptcy, insolvency or similar laws; there are no existing defaults by the Seller thereunder and no event of default has occurred which (whether with or without notice, lapse of time or both) would constitute a default by the Seller thereunder. Except as set forth in Schedule 2.1(n) hereto, all lessors under such leases have consented (where such consent is necessary) to the consummation of the transactions contemplated by this Agreement without requiring modification of the rights and obligations of the Seller thereunder. Except as set forth in Schedule 2.1(n) hereto, all of the tangible property (whether owned or leased) included in the Transferred Assets are located at the real property owned or leased by the Seller as set forth in Schedule 2.1(n) hereto.

          (o) ACCOUNTS RECEIVABLE; FIXED ASSETS.

               (i) The accounts receivable reflected on the Interim Balance Sheet are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, less the amount of the reserve for bad accounts reflected therein, and are not subject to any offsets. The accounts receivable of the Seller which were thereafter added are good and collectible in the ordinary course of business at the aggregate amounts recorded on the books of account, less the amount of the reserve for bad accounts reflected therein (which reserve has been established on a basis consistent with prior practice and in accordance with GAAP) and are not subject to any offsets. Set forth on
Schedule 2.1(o) is a true and complete list of the Seller's accounts receivable as of November 30, 1998, and aging with respect thereto.

               (ii) Schedule 2.1(o) hereto contains a complete and accurate list of all machinery, equipment and other fixed assets of the Seller (the "Equipment") having a book value in excess of $500. Each such item of Equipment is in good operating condition, normal wear and tear excepted, and is fit for its intended use. Each such item has been maintained, in all material respects, in accordance with its manufacturer's recommended maintenance practice and with prudent business practice and no such maintenance has been deferred.

          (p) INTELLECTUAL PROPERTY. Schedule 2.1(p) hereto lists all licenses, patents, copyrights, or trademarks owned or used by the Seller in the conduct of the Business and all applications therefor (the "Intellectual Property"). No officer or director, stockholder or employee of the Seller nor any person or entity which, directly or indirectly, is controlled by or is under common control with any of the foregoing ("Affiliates or Associates") has any ownership or other interest in any of the Intellectual Property. To the best knowledge of the Seller, none of the Intellectual Property is being infringed upon by, or infringes, any licenses, patents, copyrights, trademarks or other intellectual property rights of any other person or entity. Except as set forth in Schedule 2.1(p), the validity of the Intellectual Property and the title thereto of the Seller have not been questioned in any litigation or governmental inquiry or proceeding to which the Seller, is a party, and, to the best knowledge of the Seller, no such litigation, governmental inquiry or proceeding is threatened. The conduct of the business of the Seller as presently conducted does not conflict with valid licenses, trademarks, trademark rights, trade names, trade name rights, service marks or patents of others in any way likely to affect adversely, in any material respect, the Intellectual Property.

          (q) TOLL FREE TELEPHONE NUMBERS. Schedule 2.1(q) hereto sets forth a complete list of all Toll Free Telephone Numbers owned or used by the Seller in the conduct of the Business. No officer or director, stockholder or employee of the Seller nor any of their Affiliates or Associates has any ownership or other interest in the Toll Free Telephone Numbers. The Seller has not warehoused, brokered or hoarded (as those terms are defined in the Second Report and Order and Further Notice of Proposed Rulemaking in CC Docket No. 95-155, Released April 11, 1997, by the Federal Communications Commission ("FCC")) any of the Toll Free Telephone Numbers in violation of any applicable FCC rules or regulations.

          (r) INSURANCE. Schedule 2.1(r) hereto contains a complete and correct list of all policies of insurance in which the Seller or its officers or directors (in such capacity) is an insured party, beneficiary or loss payable payee. Copies of all such policies have been previously provided to the Buyer. Such policies are in full force and effect and in the reasonable judgment of the Seller provide the type and amount of coverage reasonably required for the business of the Seller.

          (s) [INTENTIONALLY OMITTED]

          (t) EMPLOYEE ARRANGEMENTS; ERISA. Except as set forth on Schedule 2.1(t), the Seller has (i) no union, collective bargaining, employment, management, severance or consulting agreements to which the Seller is a party or is otherwise bound, and (ii) no deferred compensation agreements, pension and retirement plans, profit-sharing plans, stock purchase and stock option plans.
Schedule 2.1(t) hereto contains a true and complete list of all compensation, incentive, bonus, severance, disability, hospitalization, medical insurance, life insurance and other employee benefit plans, programs or arrangements maintained by the Seller or under which the Seller has any material obligations (other than obligations to make current wage or salary payments) in respect of, or which otherwise cover, any of the current or former officers, employees or consultants of the Seller, or their beneficiaries (each an "Employee Benefit Plan" and collectively the "Employee Benefit Plans"). Other than the 401K Plan listed on Schedule 2.1(t), no Employee Benefit Plan is subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or
Section 412 of the Internal Revenue Code of 1986, as amended (the "Code"). All contributions to and payments from the Employee Benefit Plans which may have been required to be made in accordance with the Employee Benefit Plans have been made or are properly accrued and reflected on the Balance Sheets or the books and records of the Seller. Schedule 2.1(t) hereto also lists the names, compensation and all accrued and unused sick time of all persons employed by the Seller. Other than the 401K Plan listed on Schedule 2.1(t), the Seller has no Employee Benefit Plans which are qualified for Federal income tax exemption under Sections 401 and 501 of the Code.

          (u) CERTAIN BUSINESS MATTERS. Except as set forth in Schedule 2.1(u) hereto (i) the Seller is not a party to or bound by any distributorship, dealership, sales agency, franchise or similar agreement which relates to the sale, distribution or servicing of the Toll Free Telephone Numbers or services related thereto, (ii) the Seller does not have any sole-source supplier of significant goods or services (other than utilities) with respect to which practical alternative sources are not available on comparable terms and conditions, (iii) there are not pending and, to the Seller's best knowledge there are not threatened, any labor negotiations involving or affecting the Seller and, to the Seller's best knowledge, no organizing activities involving union representation exist in respect of any of its employees, (iv) the Seller neither gives nor is bound by any express warranties relating to its services and, to the best knowledge of the Seller, there has been no assertion of any breach of warranties which could have a material adverse effect on the business or condition (financial or otherwise) of the Seller and, to the best knowledge of the Seller, there are no problems or potential problems with respect to any product sold or services provided by the Seller, (v) the Seller is not a party to or bound by any agreement which limits its freedom to compete in any line of business or with any person or entity, (vi) the Seller is not a party to or bound by any agreement which based on current economic circumstances will result in a loss when performed, and (vii) the Seller is not a party to or bound by any agreement or involved in any transaction in which any officer, director, debtholder or stockholder, or any Affiliate or Associate of any such person has, or had when made, a direct or indirect material interest.

          (v) CONTRACTS. Schedule 2.1(v) hereto contains a complete and correct list, and brief description, of any and all contracts, commitments, obligations and undertakings, written or oral, to which the Seller is a party or otherwise bound which involve in excess of $10,000. True and complete copies of all contracts, commitments, obligations and undertakings set forth in Schedule 2.1(v) hereto have been furnished to Buyer, and except as expressly stated in Schedule 2.1(v), each of them is in full force and effect, no person or entity which is a party thereto or otherwise bound thereby is, to the best knowledge of the Seller, in default thereunder, and no event, occurrence, condition or act exists which, with the giving of notice or the lapse of time or both, would give rise to a default or right of cancellation thereunder, and the Seller is not in default thereunder and no event, occurrence, condition or act exists by or on behalf of the Seller which, with the giving of notice or the lapse of time or both would give rise to a default by the Seller thereunder, and to the Seller's best knowledge, there have been no threatened cancellations thereof and there are no outstanding disputes thereunder. To the best of the Seller's knowledge there is no reason why any of the contracts listed on Schedule 2.1(v), could not be continued between Buyer and the Seller's contractual partners on the same terms and conditions as currently apply. The Seller has no reason to believe that any of the Seller's contractual partners will terminate its relationship with the Seller as a result of the acquisition of the Seller's assets by Buyer. Attached as Exhibit A to Schedule 2.1(v) is a true and complete copy of the New AT&T Agreement. The New AT&T Agreement is an actual offer to the Seller from AT&T that may be accepted by the Seller (by the Seller's execution and delivery to AT&T) at any time prior to Closing.

          (w) BROKERS. No agent, broker, person or firm acting on behalf of the Seller or its stockholders or under the authority of any of the foregoing, is or shall be entitled to a brokerage commission, finder's fee, or other like payment in connection with any of the transactions contemplated hereby.

          (x) DISCLOSURE. To the best knowledge of the Seller, no representation or warranty made by the Seller herein or in any of the Executed Agreements contains any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements therein not misleading.

          (y) AFFILIATED TRANSACTIONS. Except as set forth in Schedule 2.1(y) hereto, no Stockholder (i) is a party to any agreement, transaction or arrangement (oral or written) with or involving the Seller or any Associate or Affiliate of the Seller or any Stockholder, or (ii) has any claim, monetary or otherwise, of any sort against the Seller.

          (z) DISCLOSURE SCHEDULES. All schedules to this Agreement are integral parts to this Agreement. Nothing in a schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless the schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail, including by explicit cross-reference to another schedule to this Agreement. Without limiting the generality of the foregoing, the mere listing, or inclusion of a copy, of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein, unless the representation or warranty is being made in connection with the existence of the document or other item itself. The Seller is responsible for preparing and arranging the schedules corresponding to the lettered and numbered paragraphs contained herein. Disclosure made in a specific schedule shall not be deemed to have been disclosed with respect to any other schedule unless an explicit cross-reference appears.

          (aa) PRINCIPAL PLACE OF BUSINESS. The Seller's principal place of business is located at 16280 National Parkway, Lansing, Michigan 48906.

     2.2 [INTENTIONALLY OMITTED]

     2.3 REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to, and covenants and agrees with, the Seller as follows:

          (a) ORGANIZATION, STANDING AND POWER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate its properties and to carry on the Business as presently conducted by it and is qualified in each other jurisdiction in which qualification is required for it to own, lease and operate its properties and carry on the Business as presently conducted by it, except to the extent that failure to so qualify would not have a material adverse effect on the financial condition, business or operations of Buyer.

          (b) AUTHORITY. The execution and delivery by Buyer of this Agreement and of each of the other Executed Agreements to which it shall be a party, the performance by Buyer of its obligations under this Agreement or such Executed Agreements and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Buyer, and Buyer has all necessary corporate power with respect thereto. This Agreement and the Executed Agreements are, or when executed and delivered by Buyer shall be, the valid and binding obligations of Buyer, enforceable in accordance with their respective terms, except to the extent that enforceability may be limited by the operation of bankruptcy, insolvency or similar laws. Neither the execution and delivery by Buyer of the Executed Agreements, nor the consummation of the transactions contemplated thereby, nor the performance by Buyer of its obligations under the Executed Agreements, shall (nor with the giving of notice or the lapse of time or both would) (i) conflict with or result in a breach of any provision of the Articles of Incorporation or By-Laws of Buyer, (ii) violate any order, writ, injunction, decree, law, statute, rule or regulation or (iii) interfere with or otherwise materially and adversely affect the ability of Buyer to carry on the Business as now conducted.

          (c) BROKERS. No agent, broker, person or firm acting on behalf of Buyer or under its authority is or shall be entitled to a brokerage commission, finder's fee, or other like payment in connection with any of the transactions contemplated hereby.

     3. COVENANTS. The Seller covenants and agrees, and the Stockholders shall cause the Seller, to perform or take any and all such actions to effectuate the following from the date hereof until the Closing Date:

     3.1 INVESTIGATION BY BUYER. Buyer may, prior to the Closing Date, through its representatives (including its counsel, accountants and consultants) make such investigations of the properties, offices and operations of the Seller and such audit of the financial condition of the Seller as it deems necessary or advisable in connection with the transactions contemplated hereby, including, without limitation, any investigation enabling it to familiarize itself with such properties, offices, operations and financial condition; such investigation shall not, however, affect the Seller's representations, warranties and agreements hereunder. Buyer shall, prior to Closing, notify the Seller to the extent that its Chief Financial Officer shall have actual knowledge of a material breach of a representation or warranty of the Seller hereunder, PROVIDED, HOWEVER, that Buyer's Chief Financial Officer shall not be deemed to have actual knowledge of any such breach merely because of his actual knowledge of any underlying facts or circumstances or that, given such knowledge, he should have known of any such breach. The Seller shall permit Buyer and its authorized representatives to have, after the date hereof, full access to the premises and to all books and records and Returns of the Seller and Buyer shall have the right to make copies thereof and excerpts therefrom. The Seller and the Stockholders shall furnish Buyer with such financial and operating data and other information with respect to the Seller as Buyer may from time to time reasonably request.

     3.2 CARRY ON IN ORDINARY COURSE. Except with Buyer's prior written consent, the Seller shall carry on the Business diligently and substantially in the same manner as heretofore conducted, and shall not (a) enter into or agree to enter into any extraordinary transaction, contract, lease or commitment, (i) declare any dividends, nor make any distributions or payments to its stockholders other than employment compensation, (ii) redeem any shares of the capital stock of Seller or issue any capital stock or enter into any agreement which grants a right to acquire any of the capital stock of Seller, (iii) increase the compensation of any employee of the Seller, other than ordinary year-end increases or enter into any severance agreement or employment agreement with any employee of the Seller; (iv) loan or advance any amounts to any officer, director, stockholder or employee of the Seller or enter into any agreement with any of the foregoing or any person related to any of the foregoing, (v) acquire or dispose of any assets, other than in the ordinary course of business, and
(vi) encumber or commit to encumber any of its assets, (vii) take any action, or suffer any action to be taken, which could cause any of the representations or warranties of the Seller contained herein not to be true and correct on and as of the Closing Date, (viii) repay (including by way of offset) any indebtedness except for regularly scheduled payments thereof in accordance therewith, or (ix) enter into any agreement to take any of the foregoing actions.

     3.3 OTHER TRANSACTIONS. Until the earlier to occur of the Closing or the termination of this Agreement pursuant to Section 9.8 hereof, the Seller shall not, and shall cause the Seller's directors, officers, stockholders, employees, agents and Affiliates or Associates not to, directly or indirectly, solicit or initiate the submission of proposals from, or solicit, encourage, entertain or enter into any arrangement, agreement or understanding with, or engage in any negotiations with, or furnish any information to, any person, other than Buyer or a representative thereof, with respect to the acquisition of all or any part of the business or assets of the Seller or any of its securities. Should the Seller or any of its Affiliates or Associates, during such period, receive any offer or inquiry relating to such acquisition, or obtain information that such an offer is likely to be made, they will provide Buyer with immediate written notice thereof, which notice will include the identity of the prospective offeror and the price and terms of any offer.

     3.4 CONSENTS. The Seller shall use its best efforts to obtain in writing, prior to the Closing Date, all consents, approvals, waivers, authorizations and orders necessary or reasonably required in order to permit it to effectuate this Agreement and to consummate the transactions contemplated hereby (collectively, "Consents"). All such Consents will be in writing and copies thereof will be delivered to Buyer promptly after the Seller's receipt thereof but no later than immediately prior to Closing. In the event that, notwithstanding the foregoing, Seller is unable to obtain the Consents listed in items __ through __ in
Schedule 2.1(d) hereto, Buyer will waive the obtaining of such Consents at Closing upon receipt at Closing of a certificate of the Seller's Chief Executive Officer that the failure to obtain such Consents will not have a material, adverse effect on the condition (financial or otherwise) or operations of the Business after Closing.

     3.5 SUPPLEMENTAL DISCLOSURE. The Seller agrees that, with respect to its representations and warranties made in this Agreement, it will have a continuing obligation to promptly supplement or amend the schedules hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement and on the Closing Date, would have been required to be set forth or described in the schedules hereto.

     3.6 PUBLIC ANNOUNCEMENTS. The Seller and Buyer agree that they will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and any press release or any public statement shall be subject to mutual agreement of the parties, except as may be required by the disclosure obligations of Buyer under applicable securities laws. The Seller shall cause its officers, directors and stockholders to comply with this Section 3.6.

     4. CONDITIONS TO CLOSING.

     4.1 CONDITIONS OF BUYER'S OBLIGATION TO CLOSE. The obligation of Buyer to close under this Agreement is subject to the satisfaction of the following conditions any of which may be waived by Buyer in writing at or prior to
Closing:

          (a) DUE DILIGENCE. Buyer shall have completed, to its satisfaction, its business, legal, tax and accounting due diligence.

          (b) AGREEMENTS AND CONDITIONS. On or before the Closing Date, the Seller shall have complied with and duly performed all agreements and conditions on its part to be complied with and performed pursuant to or in connection with this Agreement on or before the Closing Date.

          (c) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Seller contained in this Agreement, or otherwise made in connection with the transactions contemplated hereby, shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

          (d) LOSS, DAMAGE OR DESTRUCTION. Between the date hereof and the Closing Date there shall not have been any loss, damage or destruction to or of any of the assets, property or business of the Seller in excess of $10,000 in the aggregate, whether or not covered by insurance, nor shall the assets, properties, business or prospects of the Seller have been adversely affected in any way as a result of any fire, accident, or other casualty, war, civil strife, riot or act of God or the public enemy or otherwise.

          (e) NO LEGAL PROCEEDINGS. No court or governmental action or proceeding shall have been instituted or threatened to restrain or prohibit the transactions contemplated hereby, and on the Closing Date there will be no court or governmental actions or proceedings pending or threatened against or affecting the Seller which involve a demand for any judgment or liability, whether or not covered by insurance, and which may result in any material adverse change in the business, operations, properties or assets or in the condition, financial or otherwise, of the Seller.

          (f) CERTIFICATE. Buyer shall have received a certificate dated the Closing Date and executed by an authorized officer of the Seller to the effect that the conditions expressed in Sections 4.1(b), 4.1(c), 4.1(d) and 4.1(e) have been fulfilled.

          (g) CONSENTS. Buyer shall have received all Consents necessary to effectuate this Agreement and to consummate the transactions contemplated hereby.

          (h) EMPLOYMENT AGREEMENT. Buyer shall have entered into an

Employment Agreement with David VanDerveer, in form and substance satisfactory to Buyer.

          (i) ESCROW AGREEMENT. The Seller and the Escrow Agent shall have entered into the Escrow Agreement.

          (j) LEASE AGREEMENT. Buyer and the Seller shall have entered into a lease agreement covering the offices of Seller located at 16280 National Parkway, Lansing, Michigan 48906, substantially in the form of Exhibit B hereto (the "Michigan Lease").

          (k) STOCKHOLDER ACKNOWLEDGMENTS. A written acknowledgment and agreement from each of the Stockholders that, except for amounts set forth in
Schedule 4.1(k) thereto, any and all amounts received by them in any capacity, directly or indirectly, relating to the Purchase Price due at closing from the Seller on or after the Closing Date shall, to the extent of such amounts, be received by them subject to claims against the Seller by Buyer hereunder, at law or otherwise as though the entire amount thereof were liquidating distributions pursuant to the Michigan Business Corporation Law.

          (l) NON-COMPETITIVE AGREEMENT. Buyer shall have received from David VanDerveer a Non-Competition Agreement in form and substance satisfactory to Buyer.

          (m) NAME CHANGE. Buyer shall have received a duly authorized and executed document which amends the certificate of incorporation of the Seller to change Seller's name to a name other than The Scribers, TSI or any derivative thereof or any similar name, and is otherwise in form for filing with the Secretary of State of the State of Michigan.

          (n) CERTIFICATES OF STATUS. Buyer shall have received certificates from the Secretary of State of the State of Michigan and of each jurisdiction set forth in Schedule 2.1(a) hereto, providing that the Seller has filed its most recent annual report, has not filed articles of dissolution and is in good standing in each such jurisdiction.

          (o) OPINION OF COUNSEL. The Stockholders shall have furnished Buyer with a favorable opinion of Abbott, Nicholson, Quilter, Esshaki & Youngblood, counsel for the Seller and the Stockholders, dated as of the Closing Date, and in form and substance satisfactory to Buyer.

          (p) BILLS OF SALE. Buyer shall have received such bills of sale, deeds of transfer, assignments and other documents in form and substance satisfactory to Buyer conveying the Transferred Assets to Buyer.

          (q) APPROVAL OF BUYER'S LENDER. Buyer shall have received the approval of its lender, Canadian Imperial Bank of Commerce, to effectuate this Agreement and to consummate the transactions contemplated hereby.

     4.2 CONDITIONS OF THE SELLER'S OBLIGATIONS TO CLOSE. The obligations of the Stockholders and the Seller to close under this Agreement are subject to the following conditions any of which may be waived by the Seller in writing at or prior to Closing:

          (a) AGREEMENTS AND CONDITIONS. On or before the Closing Date, Buyer shall have complied with and duly performed all agreements and conditions on its part to be complied with and performed pursuant to or in connection with this Agreement on or before the Closing Date.

          (b) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer contained in this Agreement, shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

          (c) CLOSING CERTIFICATE. The Seller shall have received a certificate dated the Closing Date and executed by an authorized officer of Buyer to the effect that the conditions contained in Section 4.2(a) and (b) have been fulfilled.

          (d) ESCROW AGREEMENT. Buyer and the Escrow Agent shall have entered into the Escrow Agreement.

          (e) MICHIGAN LEASE. Buyer shall have entered into the Michigan Lease.

          (f) GUARANTY. The Seller shall have received from the Affiliates of Buyer named therein, a guaranty in the form of Exhibit C hereto.

     5. FURTHER ASSURANCES. From time to time after the Closing, and without further consideration, the Seller shall execute and deliver such other instruments of conveyance, assignment, transfer and delivery and take such other actions as Buyer may reasonably request in order more effectively to Transfer to Buyer, to place Buyer in possession or control of, all of the rights, properties, assets and businesses intended to be Transferred hereunder, to assist in the collection of any and all such rights, properties and assets, and to enable Buyer to exercise and to enjoy all of the rights and benefits of the Seller with respect thereto.

     6. TRANSFER TAXES. The Seller shall pay all income, gains, sales and excise taxes, if any, incurred in connection with the transactions contemplated by this Agreement and Buyer shall reimburse the Seller for any such sales taxes paid by it up to $50,000. With respect to any item that is exempt from sales or use tax on any basis, Buyer shall deliver to the Seller such certificates for such exemption as the Seller may reasonably request. Except as hereinabove provided, the party hereto which is responsible under applicable law shall bear and pay in their entirety all other taxes and registration and transfer fees, if any, payable by reason of the Transfer of the Transferred Assets pursuant to this Agreement. Each party hereto will cooperate to the extent practicable in minimizing all taxes (other than income taxes) and fees levied by reason of the Transfer of the Transferred Assets.

     7. INDEMNIFICATION.

     7.1 SURVIVAL OF REPRESENTATIONS. The representations and warranties of the Stockholders in this Agreement or in any document delivered pursuant hereto shall survive the Closing Date for a period of two (2) years and shall then terminate; PROVIDED, HOWEVER, that (i) any such representation and warranty shall survive the time it would otherwise terminate only with respect to claims of which notice has been given as provided in this Agreement prior to such termination and (ii) such time limitation shall not apply to the representations and warranties set forth in Section 2.2(b) hereof, which shall survive indefinitely, and Sections 2.1(i), 2.1(l) and 2.1(n) hereof, which shall survive until the expiration of the applicable statute of limitations.

     7.2 INDEMNITORS; INDEMNIFIED PERSONS. For purposes of this Section 7, each party which, pursuant to this Section 7, shall agree to indemnify any other person or entity shall be referred to, as applicable, as the "Indemnitor", and each such person and entity who is entitled to be indemnified by any Indemnitor shall be referred to as the "Indemnified Person" with respect to such Indemnitor.

     7.3 INDEMNITY OF THE SELLER. The Seller hereby agrees to indemnify, hold harmless and pay and reimburse Buyer and its directors, officers, agents and employees from and against any and all claims, liabilities, losses, damages and expenses incurred, as and when incurred, by such Indemnified Persons (including reasonable attorneys' fees and disbursements) which shall be caused by or related to or shall arise out of (a) any breach or alleged breach of any representation or warranty of the Seller contained in this Agreement, (b) any breach of any covenant or agreement of the Seller contained in the Agreement and
(c) any failure by the Seller to satisfy the Excluded Liabilities. The Seller further agrees that it shall not settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder, without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

     7.4 INDEMNITY OF BUYER. Buyer hereby agrees to indemnify, hold harmless and pay and reimburse the Seller and the Seller's directors, officers, agents and employees from and against any and all claims, liabilities, losses, damages and expenses incurred, as and when incurred, by them (including reasonable attorneys' fees and disbursements) which shall be caused by or related to or shall arise out of (a) any breach or alleged breach of any representation or warranty of Buyer contained in this Agreement, (b) any breach of any covenant or agreement of Buyer contained in the Agreement and (c) any Assumed Liability and the operation of the business after Closing, and shall reimburse such Indemnified Persons for all costs and expenses (including reasonable attorneys' fees and disbursements) as shall be incurred, in connection with paying, investigating, preparing for or defending any action, claim, investigation, inquiry or other proceeding, whether or not in connection with pending or threatened litigation, which shall be caused by or related to or shall arise out of such breach or alleged breach, whether or not such Indemnified Persons shall be named as a party thereto and whether or not any liability shall result therefrom. Buyer further agrees that it shall not settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder, without the prior written consent of the Seller, which consent shall not be unreasonably withheld.

     7.5 LIMITATION ON INDEMNIFICATION. No Indemnified Person shall be entitled to assert any claim for indemnification arising out of a breach of representation or warranty under Section 7.3(a) or 7.4(a) hereof until such time as all such claims for indemnification shall exceed $50,000 in the aggregate. Further, the dollar amount of the indemnification obligations in respect of such claims for a breach of representations or warranties under each of Section 7.3(a) and 7.4(a) may not exceed, in the aggregate, [******] (the "Claims Limitation"), unless the Indemnitor shall have provided information to Buyer or the Seller, as the case may be, in connection herewith, or made representations or warranties hereunder which, in either case the Indemnitor knew or should have known were inaccurate or misleading, or omitted facts necessary to make them not misleading, in which event the Claims Limitation shall not apply.

     7.6 PROCEDURES FOR INDEMNIFICATION; DEFENSE. Promptly after receipt by an Indemnified Person of notice of the commencement of any action or proceeding with respect to which indemnification may be sought hereunder, such Indemnified Person shall notify the Indemnitor of the commencement of such action or proceeding, but failure to so notify the Indemnitor shall not relieve the Indemnitor from any liability which the Indemnitor may have hereunder or otherwise, unless the Indemnitor shall be materially prejudiced by such failure.

If the Indemnitor shall so elect, the Indemnitor shall assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to such Indemnified Person, and shall pay the fees and disbursements of such counsel. In the event, however, that such Indemnified Person shall reasonably determine in its judgment that having common counsel would present such counsel with a conflict of interest or alternative defenses shall be available to an Indemnified Person or if the Indemnitor shall fail to assume the defense of the action or proceeding in a timely manner, then such Indemnified Person may employ separate counsel to represent or defend it in any such action or proceeding and the Indemnitor shall pay the reasonable fees and disbursements of such counsel; PROVIDED, HOWEVER, that the Indemnitor shall not be required to pay the fees and disbursements of more than one separate counsel for all Indemnified Persons in any jurisdiction in any single action or proceeding. In any action or proceeding the defense of which the Indemnitor shall assume, the Indemnified Person shall have the right to participate in such litigation and to retain its own counsel at such Indemnified Person's own expense except as otherwise provided above in this Section 7.5, so long as such participation does not interfere with the Indemnitor's control of such litigation.

     8. NON-COMPETITION; CONFIDENTIALITY.

     8.1 NON-COMPETITION. Following the Closing Date and for a period of five
(5) years thereafter (the "Non-Competition Period"), the Seller shall not, directly or indirectly, (a) engage in any business or activity that competes with any business in which the Seller or any of its Affiliates is then engaged, anywhere in the contiguous United States; (b) enter the employ of any person or entity engaged in any business or activity that competes with any such business or render any consulting or other services to any person or entity for use in or with the effect of competing with any such business; or (c) have an interest in any business or activity that competes with any such business, in any capacity, including, without limitation, as an investor, partner, stockholder, officer, director, principal, agent, employee, or creditor; PROVIDED, HOWEVER, that nothing herein shall prevent the purchase or ownership by any Stockholder of less than 3% of the outstanding equity securities of any class of securities of a company registered under Section 12 of the Securities and Exchange Act of 1934, as amended.

     8.2 NO COMPETING INTERESTS. Each Stockholder hereby severally represents and warrants to Buyer that he or she has no ownership or other interest in any business or activity that competes, directly or indirectly, with the Business.

     8.3 NON-DISRUPTION. During the Non-Competition Period, the Seller and the Stockholders shall not, directly or indirectly, interfere with, disrupt or attempt to disrupt any present or prospective relationship, contractual or otherwise, between the Buyer or any of its Affiliates, on the one hand, and any of their customers, suppliers or employees, on the other hand.

     8.4 CONFIDENTIALITY. The Seller shall not, and shall cause its officers, directors and stockholders not to, at any time, directly or indirectly, use communicate, disclose or disseminate any Confidential Information in any manner whatsoever (except to his personal financial or legal advisors and as may be required under legal process by subpoena or other court order; provided that, the Seller will take reasonable steps to give the Buyer sufficient prior written notice in order to contest such requirement or order). "Confidential Information" means any and all information (oral or written) relating to the Business, the Buyer or any person controlling, controlled by, or under common control with the Buyer or any of their respective activities, including, but not limited to, information relating to trade secrets, proprietary information, software, software codes, advertising, sales, marketing and other materials customers and supplier lists, data processing reports, customer sales analyses, invoice, price lists or information, and information pertaining to any governmental investigation, except such information which is generally known in the industry or in the public domain (such information not being deemed to be in the public domain merely because it is embraced by more general information which is in the public domain), other than as a result of a breach of the provisions hereof.

     8.5 REMEDIES UPON BREACH. The Seller and the Stockholders acknowledge and agree that (a) Buyer shall be irreparably injured in the event of a breach by the Seller or a stockholder of any of the obligations under this Section 8; (b) monetary damages shall not be an adequate remedy for such breach; (c) Buyer shall be entitled to injunctive relief, in addition to any other remedy which it may have, in the event of any such breach; and (d) the existence of any claims which the Seller or an Indemnified Person may have against Buyer, whether under this Agreement or otherwise, shall not be a defense to the enforcement by Buyer of any of its rights under this Agreement.

     9. MISCELLANEOUS PROVISIONS.

     9.1 CONFIDENTIALITY. The Seller, the Stockholders and Buyer agree not to, directly or indirectly, without the prior written consent of the other, use or disclose to any person, firm or corporation, any materials or information obtained in Buyer's due diligence investigation of Seller not a part of the Purchased Assets, or any of the terms of this Agreement, except as may be required by the disclosure obligations of Buyer under applicable securities laws or as may be required to be disclosed to the attorneys and/or accountants of the parties hereto in connection with the transactions contemplated hereby.

     9.2 NOTIFICATION. Each party hereto shall give the other party or parties hereto prompt written notice of (a) the existence of any fact or the occurrence of any event which constitutes, or with the giving of notice or the passage of time or both would constitute, a breach of any representation or warranty of the party giving such notice made herein or pursuant hereto and (b) the taking of any action by the party giving such notice that would breach or violate, or constitute a default under, any agreement or covenant of such party made herein or pursuant hereto. The giving of any such notice shall not affect, modify or limit in any way any representation, warranty, agreement or covenant of the parties made herein or pursuant hereto.

     9.3 RESERVE. In addition to, and not in limitation of the obligations of the Seller, its directors and the Stockholders pursuant to the Michigan Business Corporation Law, the Seller acknowledges and agrees that it shall maintain, in cash, and as a reserve against any claims by Buyer against it hereunder, at law or otherwise, an amount at least equal to [******], at least until such time as the Seller shall have paid any Adjustment Amounts due hereunder or as there shall be finally determined that no such Adjustment Amounts shall be due.

     9.4 EXECUTION IN COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

     9.5 NOTICES. All notices, requests, demands and other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed duly given when delivered by hand, or posted in the United States mail by registered or certified mail with postage pre-paid, return receipt requested, (a) if to Buyer, to Scribers, Inc., c/o Protocol Communications, Inc., 2197 Ringling Blvd., Sarasota, Florida 34237, Attention:
Stephen McLean; copy to Hertzog, Calamari & Gleason, 100 Park Avenue, New York, NY 10016, Attention: John D. Vaughan, Esq., facsimile number: (212) 213-1199, and (b) if to the Seller, to

16280 National Parkway, Lansing, Michigan 48906 or to such other address(es) as shall be specified by like notice to the other parties.

     9.6 AMENDMENTS. This Agreement may be amended or modified at any time prior to the Closing Date, but only by a written instrument executed by all of the parties hereto.

     9.7 ENTIRE AGREEMENT. This Agreement (together with the other agreements, certificates, instruments and documents delivered pursuant hereto) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

     9.8 APPLICABLE LAW. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the internal laws of the State of Delaware. The parties hereby consent to the exclusive jurisdiction of Federal and New York State courts located in the County of New York and agree that service of process by certified mail, return receipt requested, shall constitute personal service for all purposes hereof.

     9.9 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date by any of the following:

          (a) By mutual written agreement of Buyer and the Seller;

          (b) By either Buyer or the Seller, if the Closing has not occurred by December 31, 1998, upon written notice by such terminating party, provided that at the time such notice is given a material breach of this Agreement by such terminating party shall not be the principal reason for the Closing's failure to occur;

          (c) Subject to the provisions of Section 9.9 hereof, by Buyer, by written notice to the Seller, if there has been a material violation or breach of any of the Stockholders' or the Seller's covenants or agreements made herein or in connection herewith or if any representation or warranty of the Stockholders or the Seller made herein or in connection herewith proves to be materially inaccurate or misleading; or

          (d) Subject to the provisions of Section 9.9 hereof, by the Seller, by written notice to Buyer, if there has been a material violation or breach of any of Buyer's covenants or agreements made herein or in connection herewith or if any representation or warranty of Buyer made herein or in connection herewith proves to be materially inaccurate or misleading.

     9.10 EFFECTS OF TERMINATION. If this Agreement is terminated as provided in
Section 9.8 hereof, then this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto (or any of their respective Stockholders, officers, directors or employees), except based on the agreements contained in Section 7.3 and 7.4 hereof; PROVIDED, however, that if Buyer terminates this Agreement pursuant to Section 9.8(c) hereof, or the Seller terminates this Agreement pursuant to Section 9.8(d) hereof, the non-terminating party shall remain liable for any breach hereof.

     9.11 HEADINGS. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

     9.12 FEES AND DISBURSEMENTS. Buyer shall pay its own expenses, and the fees and disbursements of the counsel, accountants or auditors retained by it in connection with the preparation, execution and delivery of this Agreement and the fees and expenses and disbursements of the counsel to the Seller shall be paid by the Buyer at Closing out of the Purchase Price.

     9.13 ASSIGNMENT. This Agreement may not be assigned by the Seller without the prior written consent of Buyer.

     9.14 BINDING EFFECT; BENEFITS. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective heirs, legal representatives, successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     9.15 SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     9.16 OFFSET. Buyer shall have the right (but not the obligation), at any time, to offset any amounts due from it hereunder against amounts due from buyer hereunder.

                          [NEXT PAGE IS SIGNATURE PAGE]



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                  IN WITNESS WHEREOF, the parties hereto have executed this
Asset Purchase Agreement the day and year first above written.

                         BUYER:

                         SCRIBERS, INC.


                         By: /s/ Raymond P. Wilson
                             ---------------------------------------------------
                             Title: VP

                         SELLER:

                         THE SCRIBERS, INC.


                         By: /s/ David Vanderveer
                             ---------------------------------------------------
                             Title: President/CEO

                         STOCKHOLDERS:
                         with respect only to Sections 1.1, 2.1(y), 3, 8.2, 8.3, 8.4, 8.5 and 9.3 hereof


                             /s/ David Vanderveer
                         -------------------------------------------------------
                         DAVID VANDERVEER


                             /s/ Mitch Cornell
                         -------------------------------------------------------
                         MITCH CORNELL


                             /s/ Jeff Cohen
                         -------------------------------------------------------
                         JEFF COHEN


                             /s/ Walter Rolph
                         -------------------------------------------------------
                         WALTER ROLPH


                             /s/ Peter Davis
                         -------------------------------------------------------
                         PETER DAVIS


                             /s/ Gary Hanlin
                         -------------------------------------------------------
                         GARY HANLIN


                             /s/ Jay Kuiper
                         -------------------------------------------------------
                         JAY KUIPER


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